UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of

The Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

TRANSMERIDIAN EXPLORATION INCORPORATED

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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July 12, 2007

Dear Fellow Stockholder:

You are cordially invited to attend a special meeting of stockholders of Transmeridian Exploration Incorporated (the “Company”) to be held at 10:00 a.m., local time, on Friday, August 24, 2007 at 5847 San Felipe, Houston, Texas. At the special meeting, you will be asked to consider and vote on the potential issuance by the Company of shares of Common Stock, par value $0.0006 per share, of the Company (the “Common Stock”) exceeding in the aggregate 19.999% of the number of shares of the Common Stock outstanding on June 18, 2007, upon the conversion or redemption of, or the payment of dividends on, the 20% Junior Redeemable Convertible Preferred Stock, par value $0.0006 per share (the “Junior Preferred Stock”), of the Company issued in a private placement on June 18, 2007 and June 26, 2007 and potentially issuable to holders of the Company’s existing 15% Senior Redeemable Convertible Preferred Stock, par value $0.0006 per share, pursuant to such holders’ investment rollover rights set forth in the Certificate of Designations governing the Junior Preferred Stock, dated June 18, 2007, as amended.

This proposal is fully set forth in the accompanying proxy statement, which you are urged to read thoroughly.

It is important that your shares are represented at the meeting, whether or not you plan to attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to submit a proxy containing your voting instructions as soon as possible by signing, dating and mailing your proxy card in the manner described in the accompanying proxy statement. The Company’s Board of Directors recommends that stockholders vote FOR the proposal described in the accompanying proxy statement to be presented at the meeting.

We look forward to seeing you on August 24, 2007 in Houston.

Sincerely,

Lorrie T. Olivier

Chairman of the Board, President

and Chief Executive Officer

TRANSMERIDIAN EXPLORATION INCORPORATED

5847 SAN FELIPE, SUITE 4300

HOUSTON, TEXAS 77057

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 24, 2007

Notice is hereby given that a Special Meeting of Stockholders (the “Special Meeting”) of Transmeridian Exploration Incorporated, a Delaware corporation (“Transmeridian” or the “Company”), will be held at 5847 San Felipe, Houston, Texas, on Friday, August 24, 2007 at 10:00 a.m., local time, for the purpose of voting on a proposal regarding the potential issuance by the Company of shares of the Common Stock, par value $0.0006 per share, of the Company (the “Common Stock”) exceeding in the aggregate 19.999% of the number of shares of the Common Stock outstanding on June 18, 2007, upon the conversion or redemption of, or the payment of dividends on, the 20% Junior Redeemable Convertible Preferred Stock, par value $0.0006 per share (the “Junior Preferred Stock”), of the Company issued in a private placement on June 18, 2007 and June 26, 2007 and potentially issuable to holders of the Company’s existing 15% Senior Redeemable Convertible Preferred Stock, par value $0.0006 per share, pursuant to such holders’ investment rollover rights set forth in the Certificate of Designations governing the Junior Preferred Stock, dated June 18, 2007, as amended.

The Board of Directors has fixed the close of business on July 23, 2007 as the date of record for determining the stockholders entitled to notice of, and to vote, either in person or by proxy, at, the Special Meeting and any adjournment or postponement thereof. A proxy statement containing information relating to the proposal to be acted upon at the Special Meeting and a form of proxy accompany this notice.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM AT THE SPECIAL MEETING MAY BE ASSURED. Your vote is important. The giving of such proxy does not affect your right to revoke it later or vote your shares in person if you should attend the Special Meeting.

IF YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE NOTE THAT THIS IS A STOCKHOLDERS’ MEETING AND ATTENDANCE WILL BE LIMITED TO STOCKHOLDERS OF TRANSMERIDIAN OR THEIR QUALIFIED REPRESENTATIVES. EACH STOCKHOLDER MAY BE ASKED TO PRESENT VALID PICTURE IDENTIFICATION, SUCH AS A DRIVER’S LICENSE OR PASSPORT. STOCKHOLDERS HOLDING STOCK IN BROKERAGE ACCOUNTS (I.E., “STREET NAME” HOLDERS) WILL NEED TO BRING A COPY OF A BROKERAGE STATEMENT REFLECTING STOCK OWNERSHIP AS OF THE RECORD DATE. QUALIFIED REPRESENTATIVES OF A STOCKHOLDER MUST HAVE IDENTIFICATION AS WELL AS A PROPERLY EXECUTED PROXY FROM THE STOCKHOLDER THEY ARE REPRESENTING. CAMERAS, RECORDING DEVICES AND OTHER ELECTRONIC DEVICES WILL NOT BE PERMITTED AT THE MEETING.

By Order of the Board of Directors

Nicolas J. Evanoff

Secretary

Houston, Texas

July 12, 2007

TRANSMERIDIAN EXPLORATION INCORPORATED

5847 SAN FELIPE, SUITE 4300

HOUSTON, TEXAS 77057

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 24, 2007

SOLICITATION OF PROXIES

The accompanying proxy is solicited on behalf of the Board of Directors of Transmeridian Exploration Incorporated, a Delaware corporation (“Transmeridian” or the “Company”), in connection with a Special Meeting of Stockholders (the “Special Meeting”), which will be held at 5847 San Felipe, Houston, Texas, on Friday, August 24, 2007 at 10:00 a.m., local time, and at any adjournments or postponements thereof, for the purpose set forth in the accompanying notice. This proxy statement and the accompanying proxy will be first mailed to all stockholders of record on or about July 26, 2007, and will be provided in advance of such date to certain stockholders of the Company beginning on or about July 12, 2007.

RECORD DATE AND VOTING SECURITIES

The Board of Directors has fixed the close of business on July 23, 2007 as the record date (herein so called) for determining the holders of the Company’s Common Stock, $0.0006 par value per share (the “Common Stock”), and holders of the Company’s Series A Cumulative Convertible Preferred Stock, $0.0006 par value per share (the “Series A Preferred Stock” and, together with the Common Stock, the “Voting Stock”), entitled to notice of, and to vote, either in person or by proxy, at, the Special Meeting. The shares of Common Stock and the shares of the Series A Preferred Stock are the only shares of the Company’s capital stock entitled to vote at the Special Meeting. As of July 10, 2007, Transmeridian had 115,752,006 shares of Common Stock outstanding and 58.093 shares of Series A Preferred Stock outstanding.

Each holder of Common Stock is entitled to a number of votes equal to the number of shares held by it. Pursuant to the certificate of designations governing the Series A Preferred Stock, the sole holder of the Series A Preferred Stock is entitled to 10,000 votes for each share of the Series A Preferred Stock held, which is equal to the number of shares of Common Stock into which each share of Series A Preferred Stock could be converted. However, as a result of the application of the beneficial ownership limitations set forth in the certificate of designations governing the Series A Preferred Stock, the sole holder of the Series A Preferred Stock will be limited to approximately 580,000 votes (based on the information available to the Company as of July 10, 2007 regarding the sole holder’s beneficial ownership of the Common Stock) at the Special Meeting with respect to the Series A Preferred Stock held by it.

RECOMMENDATIONS OF THE BOARD

Unless a stockholder gives other instructions on the accompanying proxy, the persons named as proxy holders on the accompanying proxy will vote in accordance with the recommendation of the Board of Directors. The Board’s recommendation is set forth, together with a description of the proposal, in this proxy statement. In summary, the Board recommends a vote FOR the potential issuance by the Company of shares of the Common Stock exceeding in the aggregate 19.999% of the number of shares of the Common Stock outstanding on June 18, 2007, upon the conversion or redemption of, or the payment of dividends on, the Company’s 20% Junior Redeemable Convertible Preferred Stock, par value $0.0006 per share (the “Junior Preferred Stock”), issued in a private placement on June 18, 2007 and June 26, 2007 and potentially issuable to holders of the Company’s 15% Senior Redeemable Convertible Preferred Stock, par value $0.0006 per share (the “Senior Preferred Stock”), pursuant to such holders’ investment rollover rights set forth in the Certificate of

Designations, dated June 18, 2007, governing the Junior Preferred Stock (as amended by the Certificate of Amendment, dated June 27, 2007, and the Certificate of Correction, dated June 28, 2007, the “Junior Preferred Designations”).

VOTING

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Common Stock entitled to vote at the Special Meeting (including the shares of the Common Stock issuable upon conversion of the Series A Preferred Stock and entitled to vote at the Special Meeting, subject to the beneficial ownership limitations set forth in the certificate of designations governing the Series A Preferred Stock referenced above) is necessary to constitute a quorum at the Special Meeting. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present. If a quorum is not present or represented by proxy, the stockholders entitled to vote at the Special Meeting that are present in person or represented by proxy have the power to adjourn the Special Meeting without notice, other than an announcement at the Special Meeting, until a quorum is present or represented by proxy. At any such adjourned Special Meeting at which a quorum is present or represented by proxy, any business may be transacted that might have been transacted at the Special Meeting as originally called.

The affirmative vote of shares representing a majority of the voting power present, in person or represented by proxy, at the Special Meeting is required to approve the proposal. Abstentions and broker non-votes will have the same effect as a vote against the proposal.

Delaware law does not afford the Company’s stockholders the opportunity to dissent from the actions described in the proposal herein and receive value for their shares of the Common Stock.

PROXY SOLICITATION

The expenses of the solicitation of proxies will be borne by Transmeridian. Solicitation of proxies may be made in person or by mail, electronic mail, telephone or facsimile by directors, executive officers and other employees of Transmeridian. Transmeridian will request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of Common Stock held of record by such persons, and Transmeridian will reimburse such entities for their reasonable out-of-pocket expenses.

REVOCATION OF PROXY

Any stockholder returning the accompanying proxy may revoke such proxy at any time prior to its exercise (a) by giving written notice to the Secretary of Transmeridian of such revocation; (b) by voting in person at the Special Meeting; or (c) by executing and delivering to the Secretary of Transmeridian a later-dated proxy.

PROPOSAL TO APPROVE THE POTENTIAL ISSUANCE BY THE COMPANY OF SHARES OF COMMON STOCK EXCEEDING IN THE AGGREGATE 19.999% OF THE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING ON JUNE 18, 2007 UPON THE CONVERSION OR REDEMPTION OF, OR THE PAYMENT OF DIVIDENDS ON, THE JUNIOR PREFERRED STOCK

On June 18, 2007, the Company privately placed 100,000 shares of the Junior Preferred Stock and on June 26, 2007 privately placed an additional 450,000 shares of the Junior Preferred Stock (collectively, the “Private Placement”) pursuant to (i) a commitment letter, dated June 18, 2007, among the Company and certain institutional “accredited investors” (as defined in Rule 501(a) under the Securities Act of 1933 (as amended, the “Securities Act”)) and (ii) a Regulation D purchase agreement, dated as of June 26, 2007, among the Company and certain institutional “accredited investors” and certain “qualified institutional buyers” (as defined in Rule 144A under the Securities Act). Additional shares of the Junior Preferred Stock may be issued to the holders of the Senior Preferred Stock who purchased shares of the Junior Preferred Stock in the Private Placement pursuant to the investment rollover rights granted to such holders of the Senior Preferred Stock, which rights are described in the Junior Preferred Designations.

The Company used substantially all of the net proceeds it received from the first closing of the Private Placement to make the $8.7 million interest payment then due on its outstanding senior secured notes due 2010 and to pay transaction fees and expenses. Transmeridian is using the net proceeds of approximately $11.0 million it received from the second closing of the Private Placement for working capital and general corporate purposes. As discussed under “Escrow Arrangement” below, $33 million in gross proceeds, representing approximately $31.2 million in net proceeds to the Company, was placed in escrow. If these proceeds are released from escrow to the Company, they will also be used for working capital and general corporate purposes. The Company will receive no proceeds with respect to the additional shares of the Junior Preferred Stock it may issue to the eligible holders of the Senior Preferred Stock pursuant to the investment rollover rights discussed above.

Subject to the limitations described below under “Cap on the Junior Preferred Stock” and the conversion price adjustment and antidilution provisions of the Junior Preferred Stock, the Junior Preferred Stock is currently convertible into approximately 24,444,445 shares of Common Stock. Furthermore, dividends on the Junior Preferred Stock may be paid in shares of Junior Preferred Stock or Common Stock (subject to the satisfaction of certain conditions) in lieu of cash, the redemption price for redemptions on March 15, 2012 with respect to accrued and unpaid dividends on the Junior Preferred Stock may be paid in shares of Common Stock and payment of the make-whole dividend payment described under “Junior Preferred Stock—Conversion” below may be made in shares of Common Stock, any of which could result in the issuance of additional shares of Common Stock.

Escrow Arrangement

Of the 550,000 shares issued in the Private Placement, 330,000 shares of the Junior Preferred Stock, together with $33 million of gross proceeds in respect of the sale of such shares, were placed in escrow at the second closing of the Private Placement, pending the Company’s receipt of written consents or proxies evidencing stockholder approval of this proposal. See “Cap on the Junior Preferred Stock.” The proceeds held in escrow (net of commissions and other offering expenses) will be released to the Company and the escrowed shares of Junior Preferred Stock will be issued to the investors in the Private Placement only upon the Company’s receipt of written consents or proxies evidencing such stockholder approval, the Company’s filing of a definitive proxy statement or preliminary information statement with respect to such stockholder approval with the SEC (if such approval is to be obtained by means of written consents) and delivery of a written certification to the placement agent for the Private Placement that such conditions have been satisfied. If the Company does not obtain written consents or proxies evidencing such stockholder approval, file a definitive proxy statement or preliminary information statement with respect to such stockholder approval with the SEC (if such approval is to be obtained by means of written consents) and deliver a written certification to the placement agent for the Private Placement with respect to the satisfaction of such conditions within 60 days of June 26, 2007, the proceeds in the escrow account, including earnings thereon, will be returned to the investors in the Private Placement, and the shares of the Junior Preferred Stock held in the escrow account will be returned to the

Company and canceled. The holders of 66-2/3% of the then-outstanding shares of the Junior Preferred Stock may, however, elect at any time, in writing, to release the escrowed proceeds to the Company in consideration of the delivery of the shares of the Junior Preferred Stock held in the escrow account.

With respect to the additional shares of the Junior Preferred Stock that may be issued pursuant to the investment rollover rights discussed above, 50% of such shares will be issued from time to time as eligible holders of the Senior Preferred Stock provide notice of their desire to exercise such rights, and the remaining 50% of such shares will be issued within five business days after the release from the escrow account of the escrowed proceeds and shares upon satisfaction of the conditions discussed above.

Junior Preferred Stock

The following is a summary of the material terms of the Junior Preferred Stock. The summary is not complete and is qualified in its entirety by reference to the full text of the Junior Preferred Designations; the Certificate of Designations, dated June 18, 2007, is attached as an exhibit to the Current Report on Form 8-K filed by the Company with the SEC on June 22, 2007, and the related Certificate of Amendment, dated June 27, 2007, and the related Certificate of Correction, dated June 28, 2007, are attached as exhibits to the Current Report on Form 8-K filed by the Company with the SEC on June 28, 2007; the Certificate of Designations, as amended by the Certificate of Amendment and the Certificate of Correction, is referred to herein as the “Junior Preferred Designations.” Readers should read the Junior Preferred Designations for a complete understanding of the terms of the Junior Preferred Stock.

Ranking

The Junior Preferred Stock ranks senior to the Common Stock and junior to the Senior Preferred Stock with respect to dividend rights and rights upon the Company’s liquidation, winding up or dissolution.

Dividends

The Junior Preferred Stock is entitled to receive cumulative annual dividends of $20.00 per share, payable quarterly in cash (if permitted by the terms of the Company’s then-outstanding indebtedness and outstanding capital stock senior or equal in ranking to the Junior Preferred Stock), additional shares of Junior Preferred Stock or shares of Common Stock, in each case at the Company’s option and subject to the satisfaction of certain conditions. Any payment of dividends in shares of Junior Preferred Stock will be based on the $100 liquidation preference of the Junior Preferred Stock, and any payment of dividends in shares of Common Stock will be based on 97% of the average closing sale price of the Common Stock for the 10 consecutive trading day period on the American Stock Exchange (“AMEX”) ending immediately prior to the applicable determination date (the “Market Value”).

The indenture governing the Company’s outstanding senior secured notes due 2010 and the certificate of designations governing the Senior Preferred Stock restrict the Company’s ability to declare or pay any dividend on its capital stock in cash unless its fixed charge coverage ratio (as defined in the indenture) for the most recently ended four full fiscal quarters, after giving effect to the payment of such dividend, is at least 2.5 to 1. Moreover, restricted payments (including cash dividends), to the extent permitted to be made under the indenture and the certificate of designations governing the Senior Preferred Stock, are limited to $5,000,000 in the aggregate. The Company’s fixed charge coverage ratio for the two full fiscal quarters ended March 31, 2007 was less than zero. The indenture and the certificate of designations governing the Senior Preferred Stock define the fixed charge coverage ratio as the ratio of the Company’s consolidated cash flow (as defined in the indenture) to the Company’s fixed charges (as defined in the indenture); for the three months ended March 31, 2007, the Company’s consolidated cash flow and fixed charges were $4.2 million and $13.4 million, respectively. As a result, the Company is currently prohibited, and may in the future be prohibited, from paying cash dividends on the Junior Preferred Stock.

Pursuant to the certificate of designations governing the Senior Preferred Stock, unless all accrued and unpaid dividends for all prior dividend periods are paid in full, or have been declared and a sum of cash or number of shares of Common Stock or Senior Preferred Stock sufficient for the payment thereof set aside, the Company may not (i) declare or pay any dividend on the Junior Preferred Stock, other than dividends in the form of shares of Junior Preferred Stock or shares of the Company’s other then-outstanding junior stock and cash (if permitted by the terms of its then-outstanding indebtedness and capital stock senior or equal in ranking to the Junior Preferred Stock) in lieu of fractional shares of the Junior Preferred Stock or shares of its other then-outstanding junior stock, or (ii) redeem, purchase or otherwise acquire any shares of Junior Preferred Stock or pay or make any monies available for a sinking fund for the Junior Preferred Stock, other than (A) upon conversion or exchange for other junior stock or (B) the purchase for cash (if permitted by the terms of its then-outstanding indebtedness and capital stock senior or equal in ranking to the Junior Preferred Stock) of fractional interests in shares of Junior Preferred Stock pursuant to the conversion provisions of the Junior Preferred Stock.

Conversion

Each share of the Junior Preferred Stock is currently convertible at any time at the option of the holder thereof into approximately 44.44 shares of Common Stock (based on the current conversion price of $2.25 per share of Common Stock), excluding the make-whole payment described below.

The conversion price for the Junior Preferred Stock is subject to downward adjustment based on the preceding (or following, if a definitive agreement is terminated) 15-day volume weighted average price (“VWAP”) of the Common Stock on AMEX if a change of control has not occurred, or a definitive agreement that would result in a change of control has not been entered into, or if any such definitive agreement is entered into but is later terminated without consummation of the change of control transaction, within specified time periods. See “Potential Dilution and Market Consequences—Change of Control Adjustments to Conversion Price.”

Further, the conversion price and number of shares of Common Stock to be delivered upon conversion of the Junior Preferred Stock is subject to adjustment to reflect certain events, including the payment of certain dividends, stock splits, certain issuances of Common Stock or rights to purchase Common Stock and other events, as well as for future issuances of Common Stock or options, warrants or securities convertible into Common Stock at a price per share of Common Stock less than $2.25 (which “floor” is likewise subject to antidilution adjustments as described herein), in which event the conversion price will be adjusted on a weighted-average basis.

If a holder elects to convert its shares of Junior Preferred Stock before December 15, 2007, such holder will receive a special voluntary conversion make-whole payment, payable at the Company’s option in cash (provided it is permitted to do so under the terms of its then-outstanding indebtedness and capital stock senior or equal in ranking to the Junior Preferred Stock), or shares of the Common Stock, based on a forward 15-day VWAP calculation (or, if less, the VWAP for the number of trading days between the conversion notice and the day that is two business days before a change of control), which VWAP will be reduced by 10% if the shelf registration statement that the Company is required to file in connection with the Private Placement as described below is not then effective (the “make-whole payment”). The make-whole payment is equal to two quarterly dividends per share on the liquidation preference of $100 per share of the Junior Preferred Stock (i.e., an aggregate $10.00 per share).

Redemption

The Junior Preferred Stock is redeemable at the holder’s option on March 15, 2012, in cash, for the $100 liquidation preference (subject to the terms of the Company’s then-outstanding indebtedness and capital stock ranking senior to, or on parity with, the Junior Preferred Stock) plus all accrued and unpaid dividends. If the Company is not legally permitted to make cash payments with respect to such dividends, holders are entitled to receive additional shares of Common Stock based on the average closing price of the Common Stock for the five trading days up to and including March 15, 2012.

If there is a change of control of the Company before June 15, 2009, the Company may redeem the Junior Preferred Stock at price per share equal to 125% of the conversion price multiplied by the number of shares into which such shares of Junior Preferred Stock are convertible, plus all accrued and unpaid dividends (the “Change of Control Redemption Price”). Moreover, holders of the Junior Preferred Stock may require the Company to redeem their shares in the event of a change of control (subject to the terms of the Company’s then-outstanding indebtedness and capital stock senior or equal in ranking to the Junior Preferred Stock) at any time, at a price per share equal to the Change of Control Redemption Price.

From June 15, 2008 until March 31, 2009, the Junior Preferred Stock may be redeemed by the Company if the closing price of the Common Stock equals or exceeds 125% of the conversion price for at least 20 trading days in any 30 consecutive trading day period. After March 31, 2009, the Junior Preferred Stock may be redeemed by the Company at any time. The redemption price will be paid in cash and at a price per share equal to the liquidation preference plus accrued and unpaid dividends, plus the liquidation preference multiplied by (i) the dividend rate and then by (ii) 75%, 50%, 25% or 0% depending on whether the shares are redeemed on or after June 15, 2008, September 15, 2008, December 15, 2008 or April 1, 2009, respectively. The Company’s ability to redeem the Junior Preferred Stock is conditioned upon the effectiveness of the shelf registration statement described under “Registration Rights” below.

Voting Rights; Board Representation

Holders of the Junior Preferred Stock have voting rights only with respect to matters pertaining to their securities as a class. The affirmative consent of 66-2/3% of the outstanding shares of the Junior Preferred Stock, subject to certain exceptions, is required to issue additional shares of Junior Preferred Stock, authorize or issue a class of capital stock senior to, or on parity with, the Junior Preferred Stock, with respect to dividend rights and rights upon the Company’s liquidation, winding up or dissolution, amend the Company’s charter so as to adversely affect the Junior Preferred Stock or to waive compliance with the restrictive covenants described below.

Upon the request of holders of 66-2/3% of the then-outstanding shares of the Junior Preferred Stock and any stock ranking equal to the Junior Preferred Stock and having similar voting rights, holders of shares of the Junior Preferred Stock and any stock ranking equal to the Junior Preferred Stock and having similar voting rights will have the right to designate and elect at least one-half of the Company’s Board of Directors. In addition, if a change of control has not occurred, or an agreement has not been entered into that will result in a change of control, by June 15, 2008 (or any such agreement is later terminated without the change of control transaction being consummated), the Company will be required to appoint an additional director or obtain the resignation of one director such that the number of directors to be appointed by the Junior Preferred Stock and any stock ranking equal to the Junior Preferred Stock and having similar voting rights would constitute a majority of the number of directors then comprising the Board of Directors. Moreover, if the Company fails to pay dividends on the Junior Preferred Stock or any stock ranking equally with the Junior Preferred Stock and having similar voting rights for two or more years or fails to redeem the Junior Preferred Stock at the holder’s election on March 15, 2012 or in connection with a change of control, the holders of the Junior Preferred Stock and any stock ranking equal to the Junior Preferred Stock and having similar voting rights will have the right to elect two additional directors.

Restrictive Covenants

The Junior Preferred Stock contains restrictive covenants related to (i) the Company’s ability to incur indebtedness, (ii) make certain payments or investments, (iii) the ability of the Company and its subsidiaries to pay dividends and (iv) the Company’s ability to issue additional shares of Junior Preferred Stock or issue any capital stock that is senior to or ranks equal with the Junior Preferred Stock with respect to dividend rights and rights upon the Company’s liquidation, winding up or dissolution.

Registration Rights

The Company is obligated to file a shelf registration statement covering the resale of the Junior Preferred Stock, shares of Common Stock deliverable upon conversion of shares of the Junior Preferred Stock and the shares of the Junior Preferred Stock and Common Stock issued in payment of dividends on the Junior Preferred Stock by July 18, 2007, and to cause such registration statement to be declared effective by October 16, 2007. Failure to achieve either of these requirements will result in the payment of additional dividends on the Junior Preferred Stock equivalent to 1.00% per annum for the first 30 days of such failure, increasing to 1.5% per annum thereafter, until such requirements are met.

American Stock Exchange Requirements

The Common Stock is listed on AMEX. AMEX’s stockholder approval rules generally require stockholder approval in connection with a transaction involving the issuance or potential issuance of shares of common stock (including upon the conversion of securities convertible into shares of common stock) at a price less than the greater of the current book value or “market value” of the listed company’s common stock when the total number of shares of common stock to be issued or potentially issued equals 20% or more of the listed company’s then-outstanding shares of common stock. For purposes of AMEX’s stockholder approval rules, the “market value” of a listed company’s common stock is the closing price of the common stock on the date of the definitive agreement with respect to the transaction. For the purposes of the Private Placement, the relevant threshold was the closing market price on June 18, 2007 of $2.22 per share (the date of the commitment letter referenced above that was entered into in connection with the first closing of the Private Placement).

The actual issuance of all of the shares of Common Stock potentially issuable under the conversion provisions of the Junior Preferred Stock could equal or exceed 23,138,000 shares, which represents approximately 19.99% of the shares outstanding on June 18, 2007, particularly if all eligible holders of the Senior Preferred Stock acquire additional shares of the Junior Preferred Stock pursuant to the exercise of their investment rollover rights described above. Further, the Company’s ability to issue shares of Junior Preferred Stock and Common Stock in payment of dividends on the Junior Preferred Stock, to pay accrued and unpaid dividends in the event of redemptions on March 15, 2012 in shares of Common Stock and to pay the make-whole dividend payment described under “Junior Preferred Stock—Conversion” above in shares of Common Stock could cause the Company to issue additional shares of Common Stock.

The conversion price of the Junior Preferred Stock is currently $2.25 per share, greater than the $2.22 per share threshold market price referenced above. The conversion price adjustments, redemption, dividend and other provisions described above which could cause the Company to issue shares of Common Stock at less than the $2.22 per share threshold market price include:

•

conversion price adjustment provisions if a change of control does not occur or an agreement that would result in a change of control is not entered into, or any such an agreement is terminated without consummation of the change of control transaction, within specified time periods;

•	antidilution protections;

•	the Company’s election to pay dividends in shares of Common Stock, which could be at an effective price below the threshold market price;

•

the Company’s election to make payment of the make-whole dividend payment upon conversion of the Junior Preferred Stock before December 15, 2007 in shares of Common Stock, which may be at an effective price below the threshold market price;

•

if the Company is required to issue shares of Common Stock in lieu of cash in payment of accrued and unpaid dividends if a holder elects to have the Company redeem its shares of Junior Preferred Stock on March 15, 2012, which may be at an effective price below the threshold market price; and

•

the Company’s election to pay dividends in shares of Junior Preferred Stock, which would increase the number of shares of Junior Preferred Stock in respect of which shares of Common Stock may be issued at below the market price.

For these reasons, pending stockholder approval, the Junior Preferred Designations limits the number of shares of Common Stock that may be issued upon conversion or redemption of, or in payment of dividends on, the Junior Preferred Stock, as discussed in further detail below.

Cap on the Junior Preferred Stock

AMEX’s rules provide that a listed company may obviate the requirement of stockholder approval in connection with a transaction involving the issuance of securities convertible into shares of the listed company’s common stock by either: (1) placing a floor on the conversion price of the convertible security, such that the conversion price will at all times be at least as high as the greater of the book value or market value of the listed company’s common stock on the date of the definitive agreement with respect to the transaction; or (2) placing a “cap” on (i.e., contractually limiting) the number of shares of the listed company’s common stock that may be issued upon conversion of the convertible securities, such that holders of the convertible securities cannot convert such securities into, and the listed company cannot issue, an aggregate number of shares of the listed company’s common stock which equals 20% or more of the listed company’s common stock outstanding on the date of the definitive agreement with respect to the issuance of the convertible securities, without the prior approval of the listed company’s stockholders.

The Junior Preferred Designations does not provide for a “floor” conversion price that will always be at least as high as the greater of the book value or market value of the Common Stock on June 18, 2007 (which is the date of the commitment letter referenced above that was entered into in connection with the first closing of the Private Placement), but it does provides for a “cap” on (i.e., a limit on) the aggregate number of shares of the Common Stock that may be issued upon conversion or redemption of, or the payment of dividends on, the Junior Preferred Stock (including shares of Junior Preferred Stock issued in payment of dividends payable on the Junior Preferred Stock), such that holders of the Junior Preferred Stock cannot convert the Junior Preferred Stock into, and the Company cannot pay accrued and unpaid dividends in connection with the March 15, 2012 redemption date or on the scheduled quarterly dividend payment dates in, an aggregate number of shares of the Common Stock that equals 20% or more of the total number of shares of the Common Stock outstanding on June 18, 2007, or approximately 23,138,000 shares, without the prior approval of the holders of the Voting Stock (as defined on page 1 above).

Stated otherwise, this “cap” in the Junior Preferred Designations and AMEX’s rules permit the Company, upon the conversion of shares of the Junior Preferred Stock (including shares of the Junior Preferred Stock issued in payment of dividends payable on the Junior Preferred Stock), in connection with the payment of the scheduled quarterly dividends on the Junior Preferred Stock and upon the redemption of shares of Junior Preferred Stock on March 15, 2012, to issue shares of the Common Stock totaling up to 19.999% of the total number of shares of the Common Stock outstanding on June 18, 2007. The Company’s failure to obtain such stockholder approval prior to issuing shares of the Common Stock with respect to the Junior Preferred Stock which, taken together with all prior issuances of Common Stock with respect to the Junior Preferred Stock, would exceed the “cap,” would breach the Amended and Restated Certificate of Incorporation of the Company (of which the Junior Preferred Designations is a part) and violate AMEX’s listing standards, which could result in the de-listing of the Common Stock from AMEX, among other consequences.

Potential Dilution and Market Consequences

If this proposal is approved, the Company will have the ability to issue shares of Common Stock in excess of the 19.999% “cap” upon conversion or redemption of the Junior Preferred Stock, as well as in payment of dividends on the Junior Preferred Stock. As holders of Junior Preferred Stock convert their shares into shares of Common Stock and to the extent the Company issues shares of Common Stock or additional shares of Junior Preferred Stock, rather than cash, to fulfill its dividend and/or redemption obligations to holders of the Junior Preferred Stock, the Company’s existing stockholders could experience significant dilution.

Antidilution Adjustments to Conversion Price; Make-Whole Payment

The Junior Preferred Stock is convertible by the holders into shares of Common Stock at any time. The conversion price is currently $2.25 per share. The conversion price could be lowered, perhaps substantially, in a variety of circumstances. In the event the Company issues, or is deemed to have issued, shares of Common Stock at a price per share that is less than $2.25 (subject to antidilution adjustments as described herein), other than certain specified exempt issuances, the conversion price will be subject to a weighted average antidilution adjustment. Further, holders that elect to convert shares of Junior Preferred Stock into Common Stock before December 15, 2007 are entitled to a make-whole dividend payment equal to two quarterly dividends per share on the liquidation preference of $100 per share of the Junior Preferred Stock (i.e., an aggregate $10.00 per share), which may be paid in Common Stock at the Company’s option. The number of shares of Common Stock that would be issued would be based on a VWAP calculation described above under “Junior Preferred Stock—Conversion.”

There is no “floor” that would limit any downward adjustments in the conversion price or the market price calculation for determining the number of shares to be issued in respect of any make-whole dividend payment. Correspondingly, there is no “ceiling” or “cap” on the number of shares of Common Stock that may be issuable following such antidilution adjustments or upon any make-whole dividend payment.

Change of Control Adjustments to Conversion Price

If (i) a change of control has not occurred by October 31, 2007, or a definitive agreement providing for a change of control has not been entered into by such date, or (ii) such a definitive agreement is entered into but terminated on or after October 31, 2007 and prior to December 31, 2007 without the consummation of the change of control transaction, then the conversion price for the Junior Preferred Stock is subject to downward adjustment based on the 15-day VWAP preceding such date (or following the date of termination in the case of clause (ii)), but in no event to lower than $1.90, unless such “floor” is adjusted pursuant to the Junior Preferred Stock’s antidilution provisions. Similarly, if (i) a change of control has not occurred by December 31, 2007, or a definitive agreement providing for a change of control has not been entered into by such date, or (ii) such a definitive agreement is entered into but terminated on or after December 31, 2007 without the consummation of the change of control transaction, then the conversion price for the Junior Preferred Stock is subject to downward adjustment based on the 15-day VWAP preceding such date (or following the date of termination in the case of clause (ii)), but in no event to lower than $1.50, unless such “floor” is adjusted pursuant to the Junior Preferred Stock’s antidilution provisions. Even though there is a “floor” in place with respect to these conversion price adjustments, a decline in the market price of the Common Stock would nevertheless result in dilution to the existing holders of Common Stock if shares of Junior Preferred Stock are converted into Common Stock based on a lower conversion price as a result of these adjustments.

Dividends

The Company may pay dividends on the Junior Preferred Stock in shares of Common Stock, provided, among other things, that the VWAP for the 15 trading day period immediately before the dividend payment date is at least $2.25 per share, subject to adjustment if there is no change of control by specified dates as described herein. While there is a “floor” in place limiting instances when the Company may pay dividends on the Junior Preferred Stock in Common Stock based on a VWAP calculation, a decline in the market price of the Common Stock would nevertheless result in dilution to the existing holders of Common Stock if shares of Common Stock are issued as dividends based on a lower market value. In addition, the Company may issue additional shares of Junior Preferred Stock in payment of dividends on the Junior Preferred Stock. These shares would increase the number of shares of Junior Preferred Stock in respect of which additional shares of Common Stock may be issued upon conversion.

Accrued and Unpaid Dividends Payable Upon Redemption

The Company may be required to pay accrued and unpaid dividends in shares of Common Stock to the date of redemption if a holder requests that the Company redeem shares of the Junior Preferred Stock on March 15, 2012 and the Company is not legally or contractually permitted to pay these dividends in cash. The number of shares to be issued therefor will be based on the average closing price of the Common Stock for the five trading days ending on March 15, 2012. There is no “floor” on this market price calculation and, accordingly, no “ceiling” or “cap” on the number of shares of Common Stock that may be issued.

Market Impact of Common Stock Issuances

Currently, the number of shares of Common Stock that may be issued upon the conversion or redemption of, or in payment of dividends on, the shares of the Junior Preferred Stock may not exceed approximately 23,138,000 shares prior to the approval by the Company’s stockholders of this proposal. Assuming the Company receives the approval of the Company’s stockholders of this proposal, there will be no limitation on the aggregate number of shares of Common Stock that may be issuable upon the conversion or redemption of, or in payment of dividends on, the Junior Preferred Stock.

Based on the current conversion price, which is, as described above, subject to adjustment, the shares of Junior Preferred Stock are currently convertible into approximately 24,444,445 shares of Common Stock. Upon the effectiveness of the registration statement the Company is required to file relating to the Junior Preferred Stock, the shares of Common Stock deliverable upon conversion of the Junior Preferred Stock and the shares of the Junior Preferred Stock and Common Stock issued in payment of dividends on the Junior Preferred Stock will be, along with the shares of the Junior Preferred Stock issued in the Private Placement, eligible for immediate resale in the public market. The market price of the Company’s securities could decrease as a result of any such resales.

To the extent holders convert or redeem, or receive dividends on, the Junior Preferred Stock and receive shares of Common Stock and then sell the shares of the Common Stock that they receive, the market price of the Common Stock may decrease due to the additional number of shares of Common Stock available in the market. The subsequent sales of these shares could also encourage short-sales by the Company’s other stockholders and others that could place further downward pressure on the Company’s stock price. Moreover, subject to applicable law, the holders of the Junior Preferred Stock may hedge their positions in the Common Stock by “shorting” the Common Stock, which could further adversely affect the market price of the Common Stock. Furthermore, the perception that the holders of the Junior Preferred Stock may sell “short” the Common Stock may cause others to sell their shares as well. An increase in the volume of sales of the Common Stock, whether short sales or not and whether the sales are by the holders of Junior Preferred Stock or others, could cause the market price of the Common Stock to decline. The effect of these activities on the market price of the Common Stock could increase the number of shares required to be issued upon the conversion or redemption of, or in payment of dividends on, the Junior Preferred Stock.

Effect of Failure to Obtain Approval of the Proposal

In connection with the Private Placement, 330,000 shares of Junior Preferred Stock, together with the gross proceeds in respect of the sale of such shares, were placed in escrow pending the Company’s receipt of written consents or proxies evidencing stockholder approval of this proposal, as described above under “Escrow Arrangement.” The proceeds held in escrow will be released to the Company (net of commissions and other offering expenses) only upon the Company’s receipt of such consents or proxies, the Company’s filing of a definitive proxy statement or a preliminary information statement with respect to such stockholder approval with the SEC (if such approval is to be obtained by means of written consents) and the Company’s delivery of a written certification to the placement agent for the Private Placement that such conditions have been satisfied. If the Company does not fulfill these requirements within 60 days of June 26, 2007 (the second closing of the Private Placement), the proceeds in the escrow account will be returned to the investors in the Private Placement and the escrowed shares of the Junior Preferred Stock will be returned to the Company and canceled.

In such event, the Company will be required to seek alternative sources of capital to fund its operating expenses, satisfy debt and other working capital obligations and allow for the continued development of the South Alibek Field. If the Company is unable to secure such alternative sources of capital in a timely manner or at all, it will be required to significantly reduce operations in order to fund its expenses and fixed obligations and, moreover, may not have the capital necessary to continue development of the South Alibek Field, any of which would materially and adversely affect the Company’s business, financial condition and results of operations.

Moreover, dividends on the Junior Preferred Stock that must otherwise be made in cash may be paid in shares of the Junior Preferred Stock and/or shares of Common Stock, at the Company’s election, subject to the satisfaction of certain conditions. To the extent the Company would otherwise prefer to issue Common Stock and retain cash to maintain financial flexibility for working capital or other purposes and/or to satisfy its outstanding debt and other obligations, the Company will be unable to do so if any such issuance would cause it to exceed the 19.999% “cap.” Any such required cash payments made (if permitted by the terms of the Company’s then-outstanding indebtedness and capital stock senior or equal in ranking to the Junior Preferred Stock) to satisfy dividend obligations to holders of the Junior Preferred Stock could materially and adversely affect the Company’s business, financial condition and results of operations. Moreover, as referenced above, the Company will not be permitted to issue shares of Common Stock upon the conversion or redemption of, or in payment of dividends on, the Junior Preferred Stock if the effect of such issuance, taken together with all prior issuances of Common Stock in respect of the Junior Preferred Stock, would cause the Company to exceed the “cap.”

Accordingly, the Board of Directors believes approval of this proposal is in the best interest of the Company and its stockholders.

Vote Required

The affirmative vote of a majority of the shares having voting power present, in person or represented by proxy, at the Special Meeting is required to approve this proposal.

Recommendation of the Board of Directors

The Board recommends that you vote “FOR” the approval of this proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of June 15, 2007, information about the beneficial ownership of the Common Stock by (i) any person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) known by the Company to be the beneficial owner of more than 5% of the Company’s voting securities, (ii) each director of the Company, (iii) each of the Company’s named executive officers and certain other key officers and (iv) all officers and directors of the Company as a group. In compiling this table, the Company has relied on the records of the Company’s transfer agent, public filings and other information available to the Company. The Company believes this information is reliable. However, the information in the table is subject to change.

To the Company’s knowledge and except as otherwise indicated below, the persons named in the following table have sole voting and investment power with respect to the shares of the Common Stock beneficially owned by them and shown opposite their respective names.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (1)	Percent of Class (2)
Officers and Directors:
Lorrie T. Oliver (3)(4)	18,414,383	14.2%
Bruce A. Falkenstein	1,999,569	1.6%
Earl W. McNiel (4)	1,260,973	1.0%
Nicolas J. Evanoff	507,349	*
Edward G. Brantley	298,216	*
Alan W. Halsey	292,848	*
James H. Dorman	128,333	*
Marvin R. Carter	128,333	*
Dr. Wolfgang Rupf	361,708	*
J. Frank Haasbeek	38,333	*
Alfred L. Shacklett, Jr.	33,333	*

All directors, executive officers and certain other key officers as a group (11 persons)	23,468,378	19.7%

Other Beneficial Owners:

Vicis Capital Master Fund (5) Tower 56, Suite 700 126 East 56th Street New York, NY 10022	17,807,321	15.3%

North Sound Capital LLC (6) 20 Horseneck Lane Greenwich, CT 06830	22,693,422	18.3%

*	Less than one percent.

(1)	Each person has sole voting and investment power with respect to the shares of the Common Stock listed, except as noted below. Included in the amounts above are shares of the Common Stock issuable upon the conversion of the Senior Preferred Stock and shares of the Common Stock issuable upon the exercise of options and warrants that were exercisable as of June 15, 2007 or within 60 days of June 15, 2007 by: Mr. Olivier (1,611,111 shares), Mr. Falkenstein (258,333 shares), Mr. McNiel (648,047 shares), Mr. Halsey (83,333 shares), Mr. Evanoff (271,667 shares), Mr. Brantley (116,000 shares), Mr. Dorman (78,333 shares), Mr. Carter (78,333 shares), Dr. Wolfgang Rupf (13,333 shares), Mr. Haasbeek (13,333 shares) and Mr. Shacklett (13,333 shares). The address for each of the Company’s executive officers and directors is 5847 San Felipe, Suite 4300, Houston, TX 77057.
(2)	Based on 115,751,190 shares of Common Stock outstanding as of June 15, 2007.

(3)	Includes 11,599,572 shares of the Common Stock owned by The Olivier Family Trust, as well as 3,800,000 shares of the Common Stock owned by The Olivier Family Interests Ltd. (formerly JMJC Investments, Inc.), 670,000 shares of the Common Stock owned by Greencove Holdings and 733,700 shares of the Common Stock owned by Colamer Ltd., all of which are entities controlled by Mr. Olivier (the “Olivier Entities”). The Olivier Entities have borrowed on a non-recourse basis from non-affiliated lenders (i) the principal sum of approximately $6.6 million in September 2006 and (ii) the principal sum of $2.0 million in March 2007. The loans mature three years from the date of the loan agreements. As collateral for the loans, the Olivier Entities pledged to the lenders an aggregate 3,700,000 shares of Common Stock. In addition, in December 2006 and April 2007, the Olivier Entities pledged an aggregate 500,000 shares of Common Stock as additional collateral pursuant to another non-recourse loan agreement with a non-affiliated lender. Prior to the occurrence of an event of default with respect to the loans (including a failure to repay the loans at maturity), the Olivier Entities retain voting power over the pledged shares.
(4)	Messrs. Olivier and McNiel hold 43,050 shares and 5,250 shares, respectively, of the Senior Preferred Stock, representing approximately 9.3% and 1.1%, respectively, of the shares of the Senior Preferred Stock outstanding as of June 15, 2007.
(5)	Comprised of (i) 17,226,391 shares of the Common Stock held by Vicis Capital Master Fund, based on information available to the Company as of June 15, 2007, and (ii) 580,930 shares of the Common Stock into which the 58.093 shares of the Series A Preferred Stock held by Vicis Capital Master Fund were convertible as of June 15, 2007 (disregarding, for purposes of this table and pursuant to Rule 13d-3(b) promulgated under the Exchange Act, the beneficial ownership limitation set forth in the certificate of designations governing the Series A Preferred Stock). Vicis Capital Master Fund holds all of the outstanding shares of the Series A Preferred Stock.
(6)	Based on the Schedule 13G/A filed with the SEC on February 14, 2007, North Sound Capital LLC shares voting and investment power with respect to the shares of the Common Stock shown.

WHERE YOU CAN FIND MORE INFORMATION

The terms of the Junior Preferred Stock are complex and only briefly summarized in this proxy statement. If you would like more information concerning the rights, preferences and terms of the Junior Preferred Stock, please see the Certificate of Designations, dated June 18, 2007, filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on June 22, 2007, and the related Certificate of Amendment, dated June 27, 2007, and the related Certificate of Correction, dated June 28, 2007, filed as exhibits to the Company’s Current Report on Form 8-K filed with the SEC on June 28, 2007.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Under the SEC’s proxy rules, stockholder proposals that meet certain conditions may be included in Transmeridian’s proxy statement and form of proxy for a particular annual meeting. Stockholders that intend to present a proposal at Transmeridian’s 2008 Annual Meeting of Stockholders must send the proposal to Transmeridian so that it is received at Transmeridian’s principal executive offices no later than December 19, 2007 to be considered for inclusion in the proxy statement and form of proxy with respect to the 2008 Annual Meeting of Stockholders. Stockholders that have an intention to present a proposal that will not be included in the proxy statement and the form of proxy must give notice to Transmeridian no later than March 6, 2008 of the specific intention to do so. Any and all such proposals and notices should be sent to the attention of the Secretary of Transmeridian, and must comply with applicable SEC regulations in order to be included in Transmeridian’s proxy materials or to be presented at the 2008 Annual Meeting of Stockholders.

OTHER INFORMATION

The board of directors does not currently know of any other matters to be presented at the Special Meeting. If any other matters properly come before the meeting, it is intended that the shares represented by proxy will be voted with respect thereto in accordance with the judgment of the persons voting them.

By Order of the Board of Directors

Nicolas J. Evanoff

Secretary

Houston, Texas

July 12, 2007

ANNEX A

TRANSMERIDIAN EXPLORATION INCORPORATED

PROXY SOLICITED BY THE

BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF

STOCKHOLDERS TO BE HELD ON AUGUST 24, 2007

The undersigned hereby (1) acknowledges receipt of the Notice of Special Meeting of Stockholders of Transmeridian Exploration Incorporated (“Transmeridian”) to be held on August 24, 2007, and (2) constitutes and appoints Lorrie T. Olivier, Earl W. McNiel and Nicolas J. Evanoff, and each of them, attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to vote and act in accordance with the instructions set forth below with respect to all of the shares of Common Stock of Transmeridian standing in the name of the undersigned or with respect to which the undersigned is entitled to vote at that meeting and at any meeting to which that meeting is adjourned. In their discretion, the proxies may vote upon such other matters as may properly come before the meeting.

Proposal to approve the potential issuance by Transmeridian of shares of Common Stock, par value $0.0006 per share, of Transmeridian (the “Common Stock”) exceeding in the aggregate 19.999% of the number of shares of the Common Stock outstanding on June 18, 2007, upon the conversion or redemption of, or the payment of dividends on, Transmeridian’s 20% Junior Redeemable Convertible Preferred Stock, par value $0.0006 per share, pursuant to the Certificate of Designations, dated June 18, 2007, as amended.

☐  FOR                 ☐  AGAINST                 ☐  ABSTAIN

________________________________________________________

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE), but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. This proxy will be voted as specified. If no specification is made, this proxy will be voted FOR the proposal. Your shares cannot be voted unless you sign and return this card.

(Signature)	(Signature)	(Date)

NOTE:	PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

Form of Proxy